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                                                                   EXHIBIT 10.5


                            BREAKAWAY SOLUTIONS, INC.



                                             November 13, 1998

Mr. Gordon Brooks
20 Gilson Road
Wellesley, Massachusetts 02481

Dear Gordon:

       BreakAway Solutions, Inc. (the "Company") is pleased to offer you the positions of President and Chief Executive Officer of the Company (collectively, the "Position") subject to the terms and conditions set forth in this letter agreement ("Agreement"). In consideration of the mutual agreements set forth below, you and the Company agree to the following:

1.     EFFECTIVE DATE; TERM; EFFECT OF TERMINATION OF THIS AGREEMENT.

       (a) EFFECTIVE DATE. This Agreement shall be effective upon the Company's receipt of a copy of this Agreement originally executed by you (such date being referred to as the "Effective Date") until November 30, 2000 unless sooner terminated by you for any reason or by the Company for "cause" as defined in Section 5. In connection with your execution of this Agreement you agree that upon request of the Company you shall provide proof of your legal right to work in the United States as required by the U.S. Immigration and Naturalization Service. If you are not a U.S. citizen or U.S. permanent resident, you will be required either to sign an assurance regarding obligations not to export technical data or software to certain countries, or comply with the requirements of subsection 6(a) below to the extent applicable to you.

       (b) EFFECT OF TERMINATION OF THIS AGREEMENT. Termination of your employment with the Company shall terminate this Agreement. Following termination of this Agreement, this Agreement shall become null and void and no party hereto (or any of their respective directors, officers or employees) shall have any liability or further obligation to any other party hereto under this Agreement, except as provided in Sections 3, 4, 5 or 6 of this Agreement, or as provided in the Option Agreements referenced in Section 3. Nothing contained in this Section 1 shall relieve any party from liability for any breach of this Agreement occurring prior to any termination.

2. POSITION, DUTIES AND DURATION OF ASSIGNMENT. You will serve in the Position with such duties and responsibilities that exist as of the Effective Date, and/or as


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may later be reasonably assigned by Frank Selldorff and Christopher Greendale as
Co-Chairmen of the Board of Directors of the Company (or the then current Co-Chairmen or Chairman of the Board of Directors of the Company), and as are commensurate with the duties and responsibilities of Chief Executive Officers of companies that are of comparable size and in comparable industries to the Company. You will report to the Co-Chairmen. You will devote all of your business time, skill, attention and best efforts to the Company's business and to discharge and fulfill the responsibilities assigned to you by the Company during your employment. You shall not render services to any other person or entity without the prior written consent of the Company, and you shall not engage in any activity which conflicts or interferes with the performance of the duties and responsibilities of the Position.

3.     COMPENSATION AND BENEFITS.

       (a) SALARY. During your employment and commencing with your first day of work for the Company (which we agree shall be on or before November 30, 1998), you will receive a base salary of $20,833.33 per month paid in accordance with the Company's normal payroll practice. The Company will make such deductions, withholdings and other payments from sums payable pursuant to this Agreement which are required by law for taxes and other charges, or which you request pursuant to payroll deductions chosen by you. In the event of your death, the Company will make all salary payments which are accrued and not yet paid as of the date of your death to your legal representative. All dollar amounts stated in this and all other Sections of this Agreement refer to United States currency.

       (b) BONUS. At the end of the first year of your employment, you will be eligible to receive a bonus of up to $100,000 based on performance milestones established by the Co-Chairmen of the Company's Board of Directors and the Company's Compensation Committee as and when such committee is established. The Company is currently projecting to generate during the 1999 calendar year at least $20,000,000 in gross revenues with a 10% pre-tax net income (which is an increase of 100% over the prior year). In order for you to receive any portion of the bonus, the Company will have to achieve at least 50% of the increase in projected revenue and income goals (as determined by the Co-Chairmen or the Compensation Committee and you). After your initial twelve months of employment annual bonuses and reasonable target milestones will be established by the Co-Chairmen and the Compensation Committee and you.

       (c) STOCK OPTIONS. You will be granted the following incentive stock options under the Company's 1998 Stock Option Plan (the "Stock Option Plan") pursuant to one or more incentive stock option agreements substantially in the form attached hereto as Exhibit A with such changes as you and the Company mutually agree upon in accordance with Section 6(m) below (provided, however, that to the extent any provision of such exhibit is inconsistent with an express provision


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contained in this Agreement, this Agreement shall prevail and the form of option agreement shall be appropriately revised). Notwithstanding the foregoing, if applicable tax laws or regulations limit the number of options which may be granted as incentive stock options, then the balance of such options shall be granted as "non-qualified stock options" and the Company shall issue to you one or more separate non-qualified stock option agreements substantially in the form attached hereto as Exhibit B with respect to such options, with such changes as you and the Company mutually agree upon in accordance with Section 6(m) below (provided, however, that to the extent any provision of such exhibit is inconsistent with a express provision contained in this Agreement, this Agreement shall prevail and the form of option agreement shall be appropriately revised).

              (i) Upon and subject to the closing of an equity financing in which at least $5,000,000 is invested in the Company or otherwise applied to the purchase of shares of the Company's capital stock, and the pre-money valuation of the Company in connection with such financing is at least $20,000,000, and provided that (x) such financing closes on or before 2/28/99; (y) in connection with such financing Frank Selldorff is offered the opportunity to sell shares of his capital stock in the Company, based on the above-referenced pre-money valuation, equal to a minimum of fifty percent (50%) of the amount of such financing, and (z) such financing is subject to the removal of any personal guarantees of Frank Selldorff or any other individual guarantors of Company indebtedness (a financing in accordance with such terms shall be referred to as the "Financing"), you will be granted a fully-vested option to purchase 254,875 shares of the Company's common stock, $.001 par value per share ("Common Stock")(which number of shares is equal to 4% of the outstanding shares of stock on the date of this Agreement) at an exercise price equal to $4.25.

              (ii) Promptly following your execution of this Agreement, but in no event later than 12/2/98, you will be granted an option to purchase 382,312 shares of the Company's Common Stock (as appropriately adjusted to reflect any stock splits, stock dividends or other similar events which may occur after the date hereof and prior to the date of grant) (which number of shares is equal to 6% of the outstanding shares of stock on the date of this Agreement), at an exercise price equal to $4.25. The vesting of such option shall be as follows:

                     (1) 95,578 shares will vest on the first anniversary of your initial employment date, with the balance vesting in equal monthly installments over a period of three years after such first anniversary date; and

                     (2) all unvested shares shall immediately become vested in full upon the occurrence of a Triggering Event (as defined below).

                     "Triggering Event" means immediately prior to the occurrence of any of the following events: (a) a public offering by the Company of shares of its


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Common Stock, (b) a sale of all or substantially all of the Company's assets or all or substantially all of the shares of its capital stock, (c) a consolidation or merger of the Company in which a majority of outstanding shares of the Company's capital stock are exchanged for securities, cash or other property of any other corporation or business entity, (d) a consolidation or merger involving the Company as a result of which the stockholders of the Company immediately prior to such event do not own, immediately following the occurrence of such event, at least a majority of the common stock and voting power of the entity resulting from such consolidation or surviving such merger or (e) the liquidation or dissolution of the Company. In addition, if the Company or stockholders of the Company enter into an agreement with respect to an event described in (b) through (e) of the preceding sentence, then upon the consummation of such event a Triggering Event shall be deemed to have occurred upon the date of such agreement and, regardless of whether the option remains outstanding on the date of consummation of the Triggering Event, you will be entitled to exercise the option to the extent you would have been eligible to do so if the Triggering Event was deemed to have occurred on the date the agreement was entered into (and in any event, for a period of at least 30 days after the consummation of such event).

              (iii) Promptly following your execution of this Agreement, but in on event later than 12/2/98, you will be granted an option to purchase 382,313 shares of the Company's Common Stock (as appropriately adjusted to reflect any stock splits, stock dividends or other similar events which may occur after the date hereof and prior to the date of grant) (which number of shares is equal to 6% of the outstanding shares of stock on the date of this Agreement), at an exercise price equal to $4.25. The vesting of such option shall be as follows:

                     (1) 95,578 shares shall become vested upon the Company obtaining a Valuation (as defined below) of $100,000,000;

                     (2) an additional 95,579 shares shall become vested upon the Company obtaining a Valuation of $150,000,000;

                     (3) an additional 95,578 shares shall become vested upon the Company obtaining a Valuation of $200,000,000;

                     (4) an additional 95,579 shares shall become vested upon the Company obtaining a Valuation of $250,000,000 (the Valuation amounts listed in subclauses (1) through (4) are each referred to as a "Target Amount");

                     (5) all unvested shares shall become vested on the seventh anniversary of the date of grant;

                     (6)    if a Triggering Event (other than a Triggering Event


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specified in clause (a) of the definition of Triggering Event) occurs within 12 months of the date of grant, 52,500 unvested shares shall immediately become vested;

                     (7) if a Triggering Event (other than a Triggering Event specified in clause (a) of the definition of Triggering Event) occurs between 12 months and 24 months of the date of grant, 191,157 unvested shares shall immediately become vested;

                     (8) if a Triggering Event (other than a Triggering Event specified in clause (a) of the definition of Triggering Event) occurs between 24 months and 36 months of the date of grant, 286,735 unvested shares shall immediately become vested; and

                     (9) if a Triggering Event (other than a Triggering Event specified in clause (a) of the definition of Triggering Event) occurs 36 months or later after the date of grant, all unvested shares shall immediately become vested.

Any increase in the value of the Company (and which increase is reflected in a Valuation) which is directly caused by or related to an investment in the Company or the merger into the Company, or acquisition by the Company, of another business entity shall cause an increase in each Target Amount which has not yet been achieved as of the date of such investment, merger or acquisition equal to the increase in value caused by such investment, merger or acquisition.

A determination as to the current Valuation of the Company shall be made (i) on an annual basis within 90 days after the end of the Company's fiscal year, (ii) effective upon the consummation by the Company of any future financing and (iii) promptly following any other event which involves the obtaining by the Company of an independent valuation of the Company. "Valuation" means (1) in the case of clause (i) of the preceding sentence, a valuation mutually agreed upon by you and the Board of Directors, or if a mutually agreement cannot be reached, a written determination of the valuation of the Company prepared by an independent investment banking firm or appraisal company which is of national or regional reputation and which is mutually acceptable to the Company and to you and which valuation is prepared on a basis consistent with valuation methods typically used by venture capitalists for investment bankers to value a business in the same industry and state of development as the Company (it being agreed that such valuation shall not be based on book value or liquidation value), (2) with respect to clause (ii) of the preceding sentence, the valuation of the Company in connection with such financing and (3) with respect to clause (iii) of the preceding sentence, the independently prepared valuation referred to therein.

              (iv) For avoidance of doubt, the parties expressly acknowledge that the option grants referred to in (ii) and (iii) are not conditioned upon the


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consummation of a Financing.

              (v) Each of the options granted pursuant to this section shall provide that vesting will continue during the first 60 days following the termination of your employment by the Company.

       (d) BENEFITS. You will be entitled to participate in or receive such benefits under the Company's employee benefit plans and policies as in effect from time to time and as are provided to senior management of the Company, as well as the Weston financial retainer (up to a maximum of $10,000 per year) and the Hancock split life policies (in the current policy amounts) which you currently hold. The Company may change, amend, modify or completely eliminate any benefit plan from time to time.

       (e) BUSINESS EXPENSES. You will be entitled to reimbursement for necessary and reasonable business expenses incurred by you in your employment with the Company in accordance with accounting procedures as the Company shall adopt from time to time.

       (f) VACATION/HOLIDAYS. During your employment under this Agreement you will be entitled to four weeks paid vacation, accrued in accordance with Company policies, and Company holidays in accordance with the Company's holiday policies, as they may be amended from time to time.

       (g) RECEIPT OF DOCUMENTATION. You acknowledge that you have received from the Company copies of the Stock Plan and the Company's benefit plans. You understand and agree that the Company has reserved the right and option, in its sole discretion, to change, interpret or modify these and all other plans or policies at any time in accordance with the terms of the respective plans or policies.

4.     RESTRICTIONS AND CONDITIONS.

       As an express condition of this Agreement and your continued employment with the Company, you agree to comply with the agreements and other conditions in this Section.

       (a) AGREEMENT NOT TO DISCLOSE CONFIDENTIAL INFORMATION. While employed by the Company and thereafter, you shall not, directly or indirectly, use any Confidential Information (as hereinafter defined) other than pursuant to you employment by and for the benefit of the Company, or disclose to anyone outside of the Company any such Confidential Information. The term "Confidential Information" as used throughout this Agreement shall mean all trade secrets, proprietary information, inventions and developments, including customer lists, business plans, and all other data or information (and any tangible evidence, record


                                       -6-

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or representation thereof), whether prepared, conceived or developed by an employee of the Company (including you) or received by the Company from an outside source, which is in the possession of the Company and which is maintained in confidence by the Company or which might permit the Company or its clients or customers (hereinafter collectively referred to as "Clients") to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information. This provision does not apply to any Confidential Information that the Company has voluntarily disclosed to the public or that has otherwise legally entered the public domain. You understand that the Company from time to time has in its possession information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. You agree that all such information shall be Confidential Information for purposes of this Agreement.

       (b) ASSIGNMENT OF DEVELOPMENTS. You agree that all Confidential Information and all other discoveries, inventions, ideas, designs, concepts, processes, methods and improvements or parts thereof, conceived or otherwise made by you during the period of your employment by the Company, alone or jointly with others and in any way relating to the Company's present or proposed products or services or to tasks assigned to you during the course of your employment, whether or not made during your regular working hours or on the Company's premises (hereinafter collectively referred to as "Developments"), together with all products or services which embody such Developments, shall be the sole property of the Company. You agree to, and hereby do, assign to the Company all your right, title and interest throughout the world in and to all Developments and to anything tangible which evidences or constitutes any such Development. You agree that all such Developments shall constitute works made for hire under the copyright laws of the United States and hereby assign and, to the extent any such assignment cannot be made at present, you hereby agree to assign to the Company all copyrights, patents, reproductions and other proprietary rights you may have in any such Development, together with the right to file for and/or own wholly without restriction United States and foreign patents, trademarks, and copyrights with respect thereto.

       (c) EXCEPTIONS TO THIS AGREEMENT. You hereby certify that you have informed the Company in writing of any and all continuing obligations which you have to any previous employer and all Confidential Information or Developments which you claim as your own or otherwise intend to exclude from this Agreement.

       (d) EMPLOYEE'S OBLIGATION TO COOPERATE. You will, at any time during your employment, or after it terminates, on request of the Company, execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

       (e) RETURN OF PROPERTY. At any time on request of the Company, you shall


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return promptly all documents and other property belonging to the Company or its
Clients or business partners.

       (f)    RESTRICTIONS ON CERTAIN POST-EMPLOYMENT ACTIVITIES.

              (i) As long as you are employed by the Company and for a period of two years after the termination of your employment for any reason, you shall not solicit, or induce to resign any employee of the Company (or anyone who was an employee of the Company during the period beginning six months prior to your termination of employment with the Company), or assist in such hiring by any other person or business entity or encourage any such employee to terminate his or her employment with the Company.

              (ii) As long as you are employed by the Company, and (x) if you are entitled to receive payments upon termination of your employment with the Company under Section 5 below, then for a period of time following termination of your employment equal to the period during which you receive such payments, or (y) if you are not entitled to receive payments upon termination of your employment with the Company under Section 5 below, then for a period of one year following termination of your employment, you shall not either directly or indirectly (a) solicit, divert or attempt to divert from the Company to yourself or to any other person or business entity the business or patronage of any of the Clients, prospective clients or business partners of the Company; or (b) provide services, whether on your own behalf or as an owner, manager, consultant, director, officer, partner or employee of any other person or business entity, to any of the Clients, prospective clients of the Company; provided, however that clause (b) shall not prohibit you from accepting employment as a direct employee of Clients or business partners. You agree to inform the Company of any activities that violate or may violate the terms of this Section. In the event that you breach any of the terms of this Section, the prohibitions set forth in this Section will remain in effect for one year from the discovery of such breach by an officer of the Company.

       (g) NO OTHER AGREEMENT. You warrant that you are not subject to any agreement or obligation with any other party which would or could in any way conflict with your obligations under this Agreement. You agree to indemnify and hold harmless the Company from any claims, actions or damages arising from or relating to a breach or alleged breach of this subsection.

       (h) EQUITABLE REMEDIES; SURVIVAL. You and the Company agree that upon a breach or violation of any provision of this Section 4, the Company, in addition to all other remedies which might be available to it, shall be entitled as a matter of right to equitable relief in any court of competent jurisdiction, including the right to obtain injunctive relief or specific performance. You and the Company agree that the remedies at law for any such breach or violation are not fully adequate and that the


                                       -8-

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injuries to the Company as a result of the continuation of any breach or violation are incapable of full calculation in monetary terms and, therefore, constitute irreparable harm. The provisions of this Section 4 shall survive termination of this Agreement.

5.     COMPENSATION AND BENEFITS UPON TERMINATION OF EMPLOYMENT.

       Upon termination of your employment (such date of termination being referred to as the "Termination Date"), the Company will pay you the compensation and benefits as described in this Section 5.

       (a) The Company will pay you on or about the Termination Date all salary and vacation pay, if any, that has been earned or accrued through the date of your termination from the Company and has not yet been paid.

       (b) If your employment terminates at any time after the Effective Date for any reasons other than:


              (i) by the Company for embezzlement, fraud or conviction of a felony,

or

              (ii)   by you for any reason;

the Company will pay you your Base Salary for a period of (x) six months following your Termination Date if such termination is prior to your first anniversary of employment; and (y) twelve months following your Termination Date if such termination is after your first anniversary of employment.

       (c) You may be entitled to continuation of applicable life insurance, accidental death and disability or other benefits provided that you make an appropriate conversion and comply with the requirements of the applicable benefit plans.

       (d) You will not be entitled to receive any other compensation or benefits provided by, through or on behalf of the Company, other than benefits that are vested as of the date of termination and that are payable in accordance with the terms of any applicable benefit plan.

       (e) For purposes of this Section 5, "cause" shall mean that you are terminated for one or more of the following reasons:

              (i) your substantial and continuing failure, after notice thereof, to render services to the Company in accordance with the terms of this Agreement;

              (ii) your disloyalty, gross negligence, willful misconduct, dishonesty


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or breach of fiduciary duty to the Company; or

              (iii)  your commission of any act of embezzlement or fraud; or

              (iv) your deliberate disregard of material rules or material policies of the Company which results in direct or indirect loss, damage or injury to the Company; or (v) your breach or violation of this Agreement, including without limitation your unauthorized disclosure of any Confidential Information of the Company; or

              (vi) your commission of an act which constitutes unfair competition with the Company or which induces any customer or supplier to breach a contract with the Company; or

              (vii)  you have been convicted of a felony, or

              (viii) you have been engaged in the abuse of alcohol, illegal drugs or controlled substances; or

              (ix) your failure or inability to perform or execute tasks assigned by the Board of Directors, including without limitation, your failure or inability to achieve performance targets or goals, or which are within the scope of the responsibilities of the Position and which are similar to the tasks performed by individuals holding similar positions in companies which are of comparable size and in which are in the technologies services field.

       (f) You acknowledge and agree that the compensation and benefits provided above have been negotiated with the Company and shall be deemed to fully satisfy any notice requirements which may be required by any jurisdiction. This Section 6 constitutes your only rights to compensation, benefits, damages, or other remedies arising out of the termination of your employment.

       (g) The provisions of this Section 5 shall survive termination of this Agreement.

6.     GENERAL.

       (a) EMPLOYMENT ELIGIBILITY. From time to time after your first day of employment, you may be asked to provide proof of your identity as well as your legal right to work in the United States. If for any reason you are unable to provide proof of your identity as well as your legal right to work in the United States, the Company may not be able to employ you in the Position and may terminate your employment. If you are a citizen of a restricted country (as identified by the U.S.

Department of Commerce) you must receive a validated license from the Office of Export Licensing. This license must be obtained within a time limit established by the Company.

       (b) GOVERNING LAW. The validity, interpretation, effect, and enforcement of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to choice of law rules.

       (c) ENTIRE AGREEMENT. In making your decision whether or not to accept this offer, you agree that you have not relied upon any promises or representations made by the Company, other than those made in this letter. This Agreement and the agreements referred to herein or to be executed pursuant to the provisions herein set forth the entire Agreement and understanding between you and the Company, and supersede any other negotiations, agreements, understandings, oral agreements, representations or past or future practices, whether written or oral, with, by or of the Company.

       Each Company plan or policy referred to herein directly or by implication is incorporated herein only insofar as it does not contradict this Agreement. If any inconsistencies between this Agreement and any such plan or policy or future plan or policy exist, the most recent applicable plan document or official policy shall control.

       (d) MODIFICATION. This Agreement may not be amended, modified, changed or discharged in any respect except as agreed in writing and signed by you and the Co-Chairmen or Chairman of the Board of Directors of the Company.

       (e) SEVERABILITY AND INTERPRETATION. In the event that any provision or any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such provision or portion thereof shall be considered separate and apart from the remainder of this Agreement and the other provisions shall remain fully valid and enforceable. In the event that any provision is held to be overly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

       (f) NOTICES. All notices required by this Agreement shall be given in writing either by personal delivery or by first class mail, return receipt requested. Notices given to the Company shall be addressed to the Company at its address set forth on the first page of this Agreement, or at such later address where the Company's principal offices are located. Notice to you shall be to the last known address as set forth in your personnel file. Notice given by personal delivery shall be deemed given when delivered. Notice given by mail shall be deemed given five (5) days following the date of mailing.

       (g) MISCELLANEOUS. The rights of the Company under this Agreement shall inure to the benefit of and shall be binding upon the present and future subsidiaries of the Company, any and all subsidiaries of a subsidiary, and successors and assigns of the Company. No assignment of this Agreement by the Company will relieve the Company of its obligations hereunder. You shall not assign any of your rights and/or obligations under this Agreement and any such attempted assignment will be void. This Agreement shall be binding upon your heirs, executors, administrators or other legal representatives and their legal assigns.

       (h) WAIVER. A waiver by either party of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and note of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

       (i) SURVIVAL. The provisions of this Section 6 shall survive termination of this Agreement.

       (j) DIRECTORS AND OFFICERS LIABILITY INSURANCE. During the term of this Agreement, the Company agrees to maintain Directors and Officers Liability Insurance in amounts and with scope(s) of coverage deemed reasonable and appropriate by the Board of Directors.

       (k) ALLOCATION OF OPTIONS FOR NEW HIRES. The Company agrees that it has reserved or that it shall reserve for issuance to directors, employees and others a number of shares of Common Stock which shall be equal to 10% of the Company's issued and outstanding capital stock following the close of the Financing (and you acknowledge that the Company may reduce the number of shares available under its 1998 Stock Plan so that the available shares under such plan are equal to such 10% amount); provided, however, that if the Financing does not occur, the number of reserved shares shall be equal to 10% of the Company's issued and outstanding capital stock as of the date of this Agreement. The parties agree that such shares shall be the only shares which the Company intends to reserve and allocate for issuance to employees, directors, advisors or to any other third party (except in connection with a financing) for a period of two (2) years commencing on the Effective Date. The issuance of such shares, including without limitation, the form in which such shares are issued (i.e., options, restricted stock or otherwise), the number of shares issued, the recipients of such shares and terms and conditions relating to such issuances shall be at the sole discretion of the Company's Board of Directors.

       (l) CTP INDEMNIFICATION. The Company agrees to indemnify you and hold you harmless for any claims, costs, liabilities and expenses incurred by you in connection with the defense of any threatened or actual litigation brought by

Cambridge Technology Partners, Inc. against you or the Company arising from or related to your employment by the Company; provided, however, that in no event shall the Company be obligated to provide the foregoing in connection with any claim based on any act of embezzlement, fraud or the commission of a felony.

       (m) EXECUTION OF OPTION AGREEMENTS. Promptly following execution of this Agreement, the Company and you will enter in to option agreements in accordance with Sections 3(c)(ii) and 3(c)(iii) above (and with respect to the options referenced in Section 3(c)(i) will agree upon the form of option agreement(s)) for the options referenced therein, which agreements shall contain terms and conditions mutually agreed upon by both parties. If the parties are unable to enter in to such agreements or otherwise agree upon the terms and conditions thereof by December 2, 1998 (or such later date that the parties agree upon) then as of such date this Agreement shall be null and void and of no further force or effect.

       If you agree with the foregoing, please sign below and return the original to me. You may keep the enclosed copy for your records.


                                                 Sincerely,

                                                 BreakAway Solutions, Inc.


                                                 /S/FRANK SELLDORFF
                                                 ---------------------------
                                                 Frank Selldorff, President



Agreed to this 11th day of December, 1998

Employee: /S/ GORDON BROOKS
         ----------------------------
          Gordon Brooks